CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF AMERICAN ACQUISITION OPPORTUNITY INC.

March 21 2023

The undersigned, being a duly authorized officer of American Acquisition Opportunity Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "***Corporation***"), does hereby certify as follows:

1. The name of the Corporation is "***American Acquisition Opportunity, Inc.***" The original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 20, 2021. An amended and restated certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 17, 2021 which was subsequently amended by means of Certificates of Amendment dated March 21, 2022 and September 22, 2022 (the "***Amended and Restated Certificate***").

2. This Amendment to the Amended and Restated Certificate (this "***Amendment***") amends the Amended and Restated Certificate.

3. This Amendment was duly adopted by the affirmative vote of the holders of at least 65% of the common stock of the Corporation entitled to vote at a meeting of stockholders in accordance with the Amended and Restated Certificate and Section 242 of the General Corporation Law of the State of Delaware.

4. This Amendment shall become effective on the date of filing with the Secretary of State of the State of Delaware.

5. The text of Section 9.1(b) of Article IX of the Amended and Restated Certificate is hereby amended and restated to read in full as follows:

> (b) Immediately after the Offering, a certain amount of the net offering proceeds received by the Corporation in the Offering (including the proceeds of any exercise of the underwriters' over-allotment option) and certain other amounts specified in the Corporation's registration statement on Form S-1, as initially filed with the U.S. Securities and Exchange Commission (the "SEC") on February 5, 2021, as amended (the "Registration Statement"), shall be deposited in a trust account (the "Trust Account"), established for the benefit of the Public Stockholders (as defined below) pursuant to a trust agreement described in the Registration Statement. Except for the withdrawal of interest to pay taxes (less up to $100,000 interest to pay dissolution expenses), none of the funds held in the Trust Account (including the interest earned on the funds held in the Trust Account) will be released from the Trust Account until the earliest to occur of (i) the completion of the initial Business Combination, (ii) the redemption of 100% of the Offering Shares (as defined below) if the Corporation is unable to complete its initial Business Combination by September 22, 2023 (the "Deadline Date") and (iii) the redemption of shares in connection with a vote seeking to (a) to modify the substance or timing of the Corporation's obligation to provide for the redemption of the Offering Shares in connection with an initial Business Combination or amendments to this Amended and Restated Certificate prior thereto or to redeem 100% of such shares if the Corporation has not consummated an initial Business Combination by the Deadline Date or (b) with respect to any other provisions relating to stockholders' rights or pre-initial Business Combination activity (as described in Section 9.7). Holders of shares of Common Stock included as part of the units sold in the Offering (the "Offering Shares") (whether such Offering Shares were purchased in the Offering or in the secondary market following the Offering and whether or not such holders are the Sponsor or officers or directors of the Corporation, or affiliates of any of the foregoing) are referred to herein as "Public Stockholders."

IN WITNESS WHEREOF, American Acquisition Opportunity Inc. has caused this Amendment to be duly executed and acknowledged in its name and on its behalf by an authorized officer as of the date first set forth above.

AMERICAN ACQUISITION OPPORTUNITY INC.

By:	Mark C. Jensen
Name:	Mark C. Jensen
Title:	Chief Executive Officer